Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Announces First Quarter 2003 Results

•	1stquarter 2003 net income was $10.7 million, or 34 cents per diluted share; after-tax operating income was $7.9 million, or 25 cents per diluted share

•	Gross written premiums rose 8% to $419.7 million for the 1stquarter of 2003; net written premiums improved 22% to $350.9 million

•	Book value per share, including unrealized gains and losses on investments, increased to $18.78 at March 31, 2003

•	We agreed to privately place $17.5 million of trust preferred securities, and we intend to use the proceeds to further reduce bank debt

Philadelphia, PA, May 7, 2003 — PMA Capital (NASDAQ: PMACA) today announced net income of $10.7 million, or 34 cents per diluted share, for the first quarter of 2003, compared with a net loss of $17.2 million, or 55 cents per diluted share, for the same period in 2002.

In addition to providing net income (loss), we also provide operating income (loss) because, as discussed below, we believe that it is a meaningful measure of the profit or loss generated by our operating segments. Operating income (loss) differs from net income (loss) under generally accepted accounting principles (GAAP) in that we exclude net realized investment gains and losses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our results of operations. A reconciliation of our operating results as discussed above to GAAP net income (loss) is provided below.

Our pre-tax operating income (loss) by segment, after-tax operating income (loss) and net income (loss) for the quarters ended March 31 were as follows:

	Three Months Ended March 31, (Unaudited)
(Dollars in thousands, except per share amounts)	2003	2002

Pre-tax operating income (loss):
PMA Re	$8,577	$12,937
The PMA Insurance Group	8,340	6,407
Corporate and Other	(4,674)	(4,233)

Ongoing operations	12,243	15,111
Run-off operations	1	(43,088)

Pre-tax operating income (loss)	12,244	(27,977)
Net realized investment gains	4,355	1,392

Pre-tax income (loss)	$16,599	$(26,585)

After-tax operating income (loss):
Ongoing operations	$7,871	$9,843
Run-off operations	-	(27,995)

After-tax operating income (loss)	7,871	(18,152)
After-tax net realized investment gains	2,831	905

Net income (loss)	$10,702	$(17,247)

Per Diluted Share:
After-tax operating income (loss):
Ongoing operations	$0.25	$0.32
Run-off operations	-	(0.90)

After-tax operating income (loss)	0.25	(0.58)
After-tax net realized investment gains	0.09	0.03

Net income (loss)	$0.34	$(0.55)

Operating Results

PMA Capital reported after-tax operating income from Ongoing operations of $7.9 million, or 25 cents per diluted share, for the first quarter of 2003. For the first quarter of 2002, PMA Capital reported after-tax operating income from Ongoing operations of $9.8 million, or 32 cents per diluted share. Both PMA Re and The PMA Insurance Group experienced improved underwriting results in the first quarter of 2003 as evidenced by the 100.5% combined ratio for these businesses, versus a 102.4% in the first quarter of 2002. However, lower net investment income this quarter, compared to the first quarter last year, reflecting declining yields on a growing invested asset base more than offset the favorable effect from improved underwriting results. In addition, results for the first quarter of 2003 include higher Corporate and Other interest expense stemming from the additional capital we raised in a convertible debt offering in the fourth quarter of 2002.

For the first quarter of 2003, our Run-off operations generated essentially a breakeven result, compared with a loss of $28.0 million after-tax for the first quarter of 2002 that resulted mainly from an increase in prior year loss reserves for excess and surplus lines business. In May 2002, we announced our decision to exit from and run off our excess and surplus lines business. As a result, this segment’s results are reported as Run-off operations.

“We continue to see firm market conditions characterized by rising prices across our major lines of business. As a result, we experienced strong revenue growth this quarter at both PMA Re and The PMA Insurance Group where we continue to see double-digit rate increases and favorable terms and conditions. The rate increases for the first quarter of 2003 were approximately 12% for workers’ compensation business and approximately 16% for the other commercial lines written by The PMA Insurance Group. For PMA Re, premiums increased approximately 30% on Traditional-Treaty and Specialty-Treaty business that we renewed during the first quarter of 2003,” commented John W. Smithson, PMA Capital’s President and Chief Executive Officer.

Smithson continued, “We continue to believe that recent accident year business for 2001, 2002 and 2003 is well-priced and profitable. However, based upon claims reported in the first quarter of 2003, we are taking a cautious view of the underwriting results for certain business written by PMA Re from 1998 to 2000. As a result, our underwriting results at PMA Re were in line with our long-term combined ratio goal of 100%. At the same time, The PMA Insurance Group’s underwriting performance was better than its goal of a 104% combined ratio as we continue to see the positive effects of solid price improvements and stable loss reserves at The PMA Insurance Group.”

“We expect to see our asset base growing throughout 2003 due to strong cash flow improvement year-over-year. However, the current low interest rate climate has caused our reported investment income to trail last year’s result and our expectations for this year. We plan to continue to protect the long-term strength of our balance sheet by retaining our sound investment policies to preserve the quality of our nearly $2 billion of invested assets. As a result of the expected continuation of low interest rates in 2003 and our current view of prior years’ business, our expectations for 2003‘s after-tax operating income is between $1.40 to $1.60 per diluted share,” Smithson stated.

Commenting on PMA Capital’s capital plans, Smithson noted, “During the first quarter of 2003, we have been focused on extending the duration of our capital base. We have successfully achieved several key milestones in our 2003 capital plan. We lowered the amount outstanding under our bank credit facility by $20 million in March, and we revised the facility’s terms and conditions to lessen our dependence on this form of capital to support our long-term insurance businesses. Earlier today, we announced that we are participating in a private securities offering that is expected to generate approximately $17 million of capital for PMA Capital, which we would use to repay an additional portion of our outstanding bank debt. We expect this transaction to close in a week or so. We continue to evaluate other debt structures as a means to retire our remaining outstanding bank debt and to provide additional capital to our insurance operations.”

Written Premiums

For the first quarter of 2003, net written premiums increased approximately 22% to $350.9 million, compared to $288.6 million for the same period last year, primarily reflecting strong rate improvements throughout our businesses.

Revenues

Revenues for the first quarter of 2003 were $303.1 million, compared to $227.4 million for the same period last year. The 33% increase in revenues primarily reflects higher net premiums earned as strong rate increases enabled both PMA Re and The PMA Insurance Group to continue to grow their premiums in the first quarter of 2003.

Realized Investment Gains

Included in net income for the first quarter of 2003 were after-tax net realized investment gains of $2.8 million, compared to $905,000 for the same period last year.

Financial Condition

Total assets were $4.3 billion as of March 31, 2003, compared to $4.1 billion at December 31, 2002. Shareholders’ equity was $588.4 million as of March 31, 2003, compared with $581.4 million as of December 31, 2002.

Book value per share was $18.78 as of March 31, 2003, compared with $18.56 as of December 31, 2002 and $18.42 at March 31, 2002. Net unrealized gains on fixed maturities were $33.2 million after-tax, or $1.06 per share, as of March 31, 2003, essentially unchanged from year-end 2002 levels.

PMA Re

PMA Re reported pre-tax operating income of $8.6 million for the first quarter of 2003, compared with $12.9 million for the same period last year. Improved underwriting results at PMA Re were more than offset by lower net investment income.

Net premiums written were $158.6 million in the first quarter of 2003, compared with $90.3 million for the same period last year. The increase in net premiums written in the first quarter of 2003 reflects higher premiums of $69.7 million for PMA Re’s Traditional-Treaty and Specialty-Treaty underwriting units, partially offset by a modest decline in net premiums written of $7.0 million for the Finite Risk and Financial Products unit. The increase in net premiums written has been driven mainly by rate increases. Such increases, as measured by the level of premium increase on renewed in-force business, averaged approximately 30% on business renewed so far in 2003 for PMA Re’s Traditional-Treaty and Specialty-Treaty products. Net premiums written for the first quarter of 2003 reflect the effects of a new retrocessional contract put in place late last year to cede a portion of the Finite Risk and Financial Products unit’s 2003 business.

The GAAP combined ratio was 99.9% for the first quarter of 2003, compared with 101.0% for the same period last year. The combined ratio for the first quarter of 2003 reflects an improved current accident year loss ratio and 6.3 points due to a net reserve addition of $9.5 million for prior years, primarily reflecting claims activity from a limited number of ceding companies. Otherwise, loss trends were generally consistent with our expectations, based on reserves set at year-end 2002.

Net investment income was $8.4 million for the first quarter of 2003, compared with $13.8 million for the same period last year. The decline in net investment income for the quarter primarily reflects lower interest earned on funds held assets and lower yields on the portfolio, partially offset by a higher invested asset base.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $8.3 million for the first quarter of 2003, compared with $6.4 million for the same period last year. The increase in operating income primarily reflects improved underwriting results, partially offset by lower net investment income.

Net premiums written increased 10% to $194.2 million for the first quarter of 2003, compared with $176.5 million for the first quarter of 2002. The growth in premiums for the quarter primarily reflects improved pricing in all lines of insurance business underwritten by The PMA Insurance Group.

The GAAP combined ratio was 101.3% for the first quarter of 2003, compared with 103.5% for the comparable period last year. The improvement in the combined ratio is due to solid price increases that have outpaced loss cost trends.

Net investment income was $8.3 million for the first quarter of 2003, compared to $8.8 million for the same period last year. The decline in net investment income reflects lower invested asset yields, partially offset by a higher invested asset base.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. For the first quarter of 2003, Corporate and Other recorded a pre-tax operating loss of $4.7 million, compared to $4.2 million for the same period last year, primarily due to higher interest expense. Interest expense in the first quarter of 2003 was higher by $1.2 million than in the first quarter of 2002, primarily due to additional debt from our $86.25 million, 4.25% convertible debt offering completed in the fourth quarter of 2002.

Run-off Operations

In May 2002, the Company announced its decision to withdraw from the excess and surplus lines marketplace previously served by its Caliber One operating segment. As a result of the decision to exit this business, Caliber One’s results are now being reported as Run-off operations. The results of the Run-off operations were essentially breakeven for the first quarter of 2003. For the first quarter of 2002, the Run-off operations had a pre-tax operating loss of $43.1 million, reflecting a net charge of approximately $40 million for higher than expected prior year loss development principally related to certain casualty lines of business.

Business Outlook

Our current expectation is that full year 2003 consolidated premiums for PMA Re and The PMA Insurance Group will increase by approximately 10-15% over 2002 levels. In addition, we expect the consolidated combined ratio for PMA Re and The PMA Insurance Group in 2003 to be improved from their consolidated combined ratio of 105.1% in 2002. We expect PMA Re’s combined ratio to improve to slightly better than 100%, down from 106.4% in 2002, reflecting our expectation for both continued strong results from the 2001 to 2003 underwriting years and our current view of the 1998 to 2000 business. For The PMA Insurance Group, we expect a calendar year combined ratio of better than 104% due to pricing that continues to outpace loss cost trends.

As the 2003 underwriting year premiums become earned and are added to the already increased earned premium base from the 2001 and 2002 underwriting years, our invested asset base will grow. However, investment income is expected to be constrained in 2003 because it now appears more likely that the low interest rate environment will continue throughout 2003. We do not anticipate changing our current investment strategies due to the present interest rate environment.

Based on management’s current expectations, our estimated range of consolidated after-tax operating income for 2003 is between $1.40 and $1.60 per diluted share. Our range of estimated operating earnings per share for 2003 assumes that rate adequacy will continue; that loss trends run at a similar pace as 2002 underwriting year levels, excluding catastrophes; and that recorded loss reserves for prior accident years continue to be adequate. In addition, our earnings expectations reflect our current view of anticipated investment income in a lower interest rate environment. Our 2003 earnings per share estimate does not reflect any dilution from our 4.25% convertible senior debentures. If you were to assume conversion of this debt, then our earnings per share figures would be lower by about 10%.

We are unable to provide a reasonable estimate of the range of GAAP net income per share because this would require us to forecast net realized investment gains and losses, which are included in GAAP net income but excluded from operating income. We are unable to reasonably estimate future net realized investment gains and losses because they are unpredictable and not necessarily indicative of our current operating fundamentals or our future performance. In addition, in many instances, decisions to buy and sell securities are made for reasons unrelated to our operating businesses and are made at the holding company level in part due to credit concerns or overall changes in the fixed income markets.

The foregoing statements are forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook

PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook, publicly available on its website at www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning on approximately July 15, 2003, PMA Capital will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the Company’s Form 10-Q for the quarter ended March 31, 2003 no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. The Company expressly disclaims any current intention to update its Business Outlook during the Quiet Period. During the Quiet Period, PMA Capital spokespersons will not comment on the Business Outlook or PMA Capital’s financial results or expectations other than through a press release or other publicly available document. The Quiet Period will last until approximately August 5, 2003, which is when we currently expect to announce our second quarter 2003 results.

Conference Call with Investors

As a reminder, PMA Capital will hold a conference call with investors beginning at 5:30 p.m. Eastern Time today to review the first quarter 2003 results along with our outlook for full year 2003. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section (choose Current Investor Information), click on News Releases to find this announcement and then click on the microphone next to this release. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers for the conference call are as follows:

Live Call	Replay

800-201-1151 (Domestic)	800-615-3210 (Domestic)
952-556-1576 (International)	703-326-3020 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode 111486. The replay will be available from approximately 8:30 p.m. Eastern Time on Wednesday, May 7th until 11:59 p.m. Eastern Time on Tuesday, May 13th.

Quarterly Statistical Supplement

PMA Capital’s First Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section (choose “Financial Reports”) of our website at www.pmacapital.com. You may also obtain a copy of this supplement from the Company by sending your request to:

Albert Ciavardelli
Vice President – Finance
PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103

Alternatively, you may submit your request by telephone (215.665.5063) or by e-mail to aciavardelli@pmacapital.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those in the Business Outlook section and those made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•

regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, the Company’s products or otherwise affect the ability of the Company to conduct its business;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	ability to implement and maintain rate increases;

•	the effect of changes in workers’compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	the Company’s ability to predict and effectively manage claims related to insurance and reinsurance policies;

•	the lowering or loss of one or more of the financial strength or claims paying ratings of the Company’s insurance subsidiaries;

•	adequacy of reserves for claim liabilities;

•	adverse property and casualty loss development for events the Company insured in prior years;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	adequacy and collectibility of reinsurance that the Company purchased;

•	severity of natural disasters and other catastrophes, including future acts of terrorism in connection with insurance policies and reinsurance contracts;

•	reliance on key management;

•	uncertainties related to possible terrorist activities or international hostilities; and

•	other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. Unless otherwise stated, the Company disclaims any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2003	December 31, 2002

Assets:
Investments and cash:
Fixed maturities available for sale	$1,641,593	$1,529,924
Short-term investments	199,782	298,686
Short-term investments, loaned securities collateral	108,513	-
Cash	4,635	43,853

Total investments and cash	1,954,523	1,872,463
Accrued investment income	22,426	18,600
Premiums receivable	457,528	363,675
Reinsurance receivable	1,314,103	1,295,083
Deferred income taxes	88,410	94,074
Deferred acquisition costs	103,275	89,222
Funds held by reinsureds	168,597	157,479
Other assets	222,595	215,198

Total assets	$4,331,457	$4,105,794

Liabilities:
Unpaid losses and loss adjustment expenses	$2,448,147	$2,449,890
Unearned premiums	484,789	405,379
Short-term debt	45,000	65,000
Long-term debt	86,250	86,250
Accounts payable, accrued expenses
and other liabilities	281,920	253,175
Funds held under reinsurance treaties	273,469	249,670
Dividends to policyholders	14,981	14,998
Payable under securities loan agreements	108,533	42

Total liabilities	3,743,089	3,524,404

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	326,425	319,014
Accumulated other comprehensive income	34,119	34,552
Notes receivable from officers	(62)	(62)
Treasury stock, at cost	(52,535)	(52,535)

Total shareholders' equity	588,368	581,390

Total liabilities and shareholders' equity	$4,331,457	$4,105,794

Shareholders' equity per share (excluding FAS 115)	$17.72	$17.50
Effect of Mark-to-Market (FAS 115)	1.06	1.06

Shareholders' equity per share (including FAS 115)	$18.78	$18.56

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2003	2002

Gross premiums written	$419,694	$387,808

Net premiums written	$350,858	$288,641

Revenues:
Net premiums earned	$274,070	$199,674
Net investment income	17,645	22,586
Net realized investment gains	4,355	1,392
Other revenues	7,000	3,723

Total revenues	303,070	227,375

Expenses:
Losses and loss adjustment expenses	202,585	186,218
Acquisition expenses	56,220	41,494
Operating expenses	23,872	22,117
Dividends to policyholders	2,036	3,604
Interest expense	1,758	527

Total losses and expenses	286,471	253,960

Pre-tax income (loss)	16,599	(26,585)

Income tax expense (benefit):
Current	-	-
Deferred	5,897	(9,338)

Total income tax expense (benefit)	5,897	(9,338)

Net income (loss)	$10,702	$(17,247)

Net income (loss) per share:
Basic	$0.34	$(0.55)

Diluted	$0.34	$(0.55)

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share amounts)	2003	2002

Net premiums written:
PMA Re	$158,579	$90,325
The PMA Insurance Group	194,239	176,453
Corporate and Other	(256)	(218)

Net premiums written - Ongoing operations (1)	352,562	266,560
Net premiums written - Run-off operations	(1,704)	22,081

Consolidated net premiums written	$350,858	$288,641

Revenues:
Net premiums earned:
PMA Re	$151,239	$82,041
The PMA Insurance Group	116,241	105,651
Corporate and Other	(256)	(218)

Net premiums earned - Ongoing operations (1)	267,224	187,474
Net investment income	17,284	22,363
Realized gains	3,836	1,276
Other revenues	4,500	3,723

Revenues - Ongoing operations (1)	292,844	214,836
Revenues - Run-off operations	10,226	12,539

Consolidated revenues - total	$303,070	$227,375

Components of operating income (loss) (2):
Pre-tax operating income from Ongoing operations (1):
PMA Re	$8,577	$12,937
The PMA Insurance Group	8,340	6,407
Corporate and Other	(4,674)	(4,233)

Pre-tax operating income - Ongoing operations (1)	12,243	15,111
Pre-tax operating income (loss) - Run-off operations	1	(43,088)
Pre-tax realized gains	4,355	1,392

Pre-tax income (loss)	$16,599	$(26,585)

After-tax operating income - Ongoing operations (1)	$7,871	$9,843
After-tax operating loss - Run-off operations	-	(27,995)
After-tax realized gains	2,831	905

Net income (loss)	$10,702	$(17,247)

Weighted average common shares outstanding:
Basic	31,328,922	31,200,340
Diluted	31,328,922	31,200,340
Diluted Earnings Per Share:
After-tax operating income - Ongoing operations (1)	$0.25	$0.32
After-tax operating income (loss) - Run-off operations	-	(0.90)
After-tax realized gains	0.09	0.03

Net income (loss)	$0.34	$(0.55)

(1)

Represents our reported GAAP results adjusted to report the results of Caliber One as Run-off operations. This presentation is provided for informational purposes only and is not in conformity with GAAP. Management believes that this presentation provides useful information to investors regarding the financial performance of those business operations on which the Company’s future growth depends.

(2)

Operating income (loss) differs from net income under generally accepted accounting principles (“GAAP”) because operating income excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
Consolidating Statement of Operations
For the Three Months Ended March 31, 2003
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$206,119	$213,721	$419,840	$(256)	$419,584	$110	$419,694

Net premiums written	$158,579	$194,239	$352,818	$(256)	$352,562	$(1,704)	$350,858

Revenues:
Net premiums earned	$151,239	$116,241	$267,480	$(256)	$267,224	$6,846	$274,070
Net investment income	8,431	8,271	16,702	582	17,284	361	17,645
Other revenues	-	4,431	4,431	69	4,500	2,500	7,000

Total operating revenues	159,670	128,943	288,613	395	289,008	9,707	298,715

Expenses:
Losses and LAE	112,675	84,035	196,710	-	196,710	5,875	202,585
Acquisition expenses	35,773	19,582	55,355	-	55,355	865	56,220
Operating expenses	2,645	14,950	17,595	3,311	20,906	2,966	23,872
Dividends to policyholders	-	2,036	2,036	-	2,036	-	2,036
Interest expense	-	-	-	1,758	1,758	-	1,758

Total losses and expenses	151,093	120,603	271,696	5,069	276,765	9,706	286,471

Pre-tax operating income (loss)	$8,577	$8,340	$16,917	$(4,674)	$12,243	$1	12,244

Net realized investment gains							4,355

Pre-tax income							$16,599

Ratios - GAAP basis:
Loss and LAE ratio	74.5%	72.3%	73.5%

Expense ratio:
Acquisition expenses	23.7%	16.8%	20.7%
Operating expenses (1)	1.7%	10.4%	5.5%

Total expense ratio	25.4%	27.2%	26.2%

Policyholders' dividend ratio	NA	1.8%	0.8%

Combined ratio (1)	99.9%	101.3%	100.5%

Net investment income ratio	-5.6%	-7.1%	-6.2%

Operating ratio	94.3%	94.2%	94.3%

(1)	The operating expense ratio and the combined ratio exclude $2.9 million for direct expenses related to service revenues, which are not included in premiums earned.

PMA Capital Corporation
Consolidating Statement of Operations
For the Three Months Ended March 31, 2002
(Unaudited)

(Dollars in thousands)	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Run-off Operations	Consolidated

Gross premiums written	$135,693	$195,485	$331,178	$(218)	$330,960	$56,848	$387,808

Net premiums written	$90,325	$176,453	$266,778	$(218)	$266,560	$22,081	$288,641

Revenues:
Net premiums earned	$82,041	$105,651	$187,692	$(218)	$187,474	$12,200	$199,674
Net investment income	13,767	8,838	22,605	(242)	22,363	223	22,586
Other revenues	-	3,589	3,589	134	3,723	-	3,723

Total operating revenues	95,808	118,078	213,886	(326)	213,560	12,423	225,983

Expenses:
Losses and LAE	57,424	77,981	135,405	-	135,405	50,813	186,218
Acquisition expenses	20,901	18,515	39,416	-	39,416	2,078	41,494
Operating expenses	4,546	11,571	16,117	3,380	19,497	2,620	22,117
Dividends to policyholders	-	3,604	3,604	-	3,604	-	3,604
Interest expense	-	-	-	527	527	-	527

Total losses and expenses	82,871	111,671	194,542	3,907	198,449	55,511	253,960

Pre-tax operating income (loss)	$12,937	$6,407	$19,344	$(4,233)	$15,111	$(43,088)	(27,977)

Net realized investment gains							1,392

Pre-tax loss							$(26,585)

Ratios - GAAP basis:
Loss and LAE ratio	70.0%	73.8%	72.1%

Expense ratio:
Acquisition expenses	25.5%	17.5%	21.0%
Operating expenses (1)	5.5%	8.8%	7.4%

Total expense ratio	31.0%	26.3%	28.4%

Policyholders' dividend ratio	NA	3.4%	1.9%

Combined ratio (1)	101.0%	103.5%	102.4%

Net investment income ratio	-16.8%	-8.4%	-12.0%

Operating ratio	84.2%	95.1%	90.4%

(1)	The operating expense ratio and the combined ratio exclude $2.3 million for direct expenses related to service revenues, which are not included in premiums earned